Shutterstock Appoints Matt Furlong as Chief Marketplace Officer
Former Gamestop executive to join leadership team as head of Marketplace division

NEW YORK, January 8, 2025 -- Shutterstock, Inc. (NYSE: SSTK) (the "Company"), a leading global creative platform offering high-quality creative content for transformative brands, digital media and marketing companies, today announced that Matt Furlong will be joining Shutterstock to lead the company’s Marketplace division as Chief Marketplace Officer on Monday, January 13.

In this position and as part of the Shutterstock executive leadership team, Matt will have a key role in shaping the overall strategy, operations and growth of the Marketplace division, which houses the company’s individual user products and solutions across various ecommerce platforms.

“Matt’s extensive leadership experience and deep operational expertise will be a valuable asset to Shutterstock,” said Paul Hennessy, Chief Executive Officer of Shutterstock. “We’re confident in his ability to drive the focus and growth needed to better serve our Marketplace customers while helping to achieve our overall business strategy.”

Matt will also be responsible for ensuring alignment with business goals across Shutterstock’s creative content brands, including PremiumBeat, Pond5 and TurboSquid. In addition, he will oversee the company’s Global Customer Success team.

“I’m thrilled to join Shutterstock at such an exciting time in their transformation as a premier visual content company dedicated to empowering creatives,” said Furlong. “I’ve built my career innovating for customers while building leadership brands, and look forward to doing the same for the Shutterstock Marketplace division.”

Previously, Matt served as the CEO of GameStop for two years, where he was focused on strengthening the customer experience while driving business transformation. Prior to Gamestop, he led numerous multi-billion dollar businesses at Amazon, culminating in his role as the Country Manager for Amazon Australia. Matt began his career at P&G, where he worked for 12 years before joining Amazon.

About Shutterstock, Inc.
Shutterstock, Inc. (NYSE: SSTK) is a premier partner for transformative brands, digital media and marketing companies, empowering the world to create with confidence. Fueled by millions of creators around the world and a fearless approach to product innovation, Shutterstock is the leading global platform for licensing from the most extensive and diverse collection of high-quality 3D models, videos, music, photographs, vectors and illustrations. From the world's largest content marketplace, to breaking news and A-list entertainment editorial access, to all-in-one content editing platform and studio production service—all using the latest in innovative technology—Shutterstock offers the most comprehensive selection of resources to bring storytelling to life.

Learn more at www.shutterstock.com and follow us on LinkedIn, Instagram, Twitter, Facebook and YouTube.

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Lori Rodney
press@shutterstock.com
917-563-4991